UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2022

POWERFLEET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39080	83-4366463
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PWFL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2022, PowerFleet, Inc. (the “Company” or “PowerFleet”) announced that Steve Towe has been appointed the Chief Executive Officer of the Company effective January 5, 2022. Mr. Towe succeeds Chris Wolfe, who retired from his position as Chief Executive Officer and as a director of the Company effective January 4, 2022. Mr. Towe has also been appointed a director of the Company effective January 5, 2022.

Steve Towe, 50, joins PowerFleet from Aptos, Inc., a global leader of unified commerce solutions in the retailer enterprise SaaS market, where he served as President and Chief Operating Officer for over five years. Prior to joining Aptos, Mr. Towe held various executive and leadership positions with both publicly traded and private equity backed companies, including as the Chief Commercial Officer of Masternaut, a global telematics provider, Managing Director of Cybit, a telemetry data company, and as a senior executive of Fleetstar Information Systems, the fleet management subsidiary of the Trafficmaster Group.

In connection with Mr. Towe’s appointment as CEO, the Company entered into an employment offer letter (the “Offer Letter”) with Mr. Towe setting forth the terms of his employment and compensation. In accordance with the Offer Letter, Mr. Towe will receive a base salary of $425,000 per year and will be eligible to receive an annual bonus in an amount up to 100% of his base salary, to be paid based on the achievement of a combination of individual objectives and Company performance metrics to be determined by the Company’s board of directors (the “Board”) or the compensation committee of the Board. In addition, Mr. Towe is entitled to a retention bonus of $650,000, to be paid in three annual equal installments, and reimbursement of certain reasonable travel expenses.

The Board also approved the following equity grants to Mr. Towe, effective as of his appointment as CEO:

(i)	200,000 shares of restricted stock, under the Company’s 2018 Incentive Plan, as amended, which vests as to 25% of such shares on each of the first, second, third and fourth anniversaries of the grant date, provided that Mr. Towe is employed by the Company on each such date;

(ii)	as an inducement material to Mr. Towe’s entering into employment with the Company, options to purchase 500,000 shares of the Company’s common stock (the “Time-Based Options”), which options have an exercise price equal to the closing price on the date of grant, will have a term of 10 years and will vest as to 25% of such options on each of the first, second, third and fourth anniversaries of the grant date, provided that Mr. Towe is employed by the Company on each such date; and

(iii)	as an inducement material to Mr. Towe’s entering into employment with the Company, performance-based options to purchase an aggregate of 4,125,000 shares of the Company’s common stock (the “Performance-Based Options”), which will have a term of 10 years and consist of the following: (a) options to purchase 875,000 shares of the Company’s common stock with an exercise price of $10.50 per share, which will vest in full if the volume weighted average price of the Company’s common stock during a consecutive 60 trading day period (the “60 Day VWAP”) reaches $10.50 per share, provided that Mr. Towe is employed by the Company on such date, (b) options to purchase 1,250,000 shares of the Company’s common stock with an exercise price of $14.00 per share, which will vest in full if the 60 Day VWAP reaches $14.00 per share, provided that Mr. Towe is employed by the Company on such date, and (c) options to purchase 2,000,000 shares of the Company’s common stock with an exercise price of $21.00 per share, which will vest in full if the 60 Day VWAP reaches $21.00 per share, provided that Mr. Towe is employed by the Company on such date.

Additionally, on January 5, 2022, Mr. Towe entered into a severance agreement with the Company (the “Severance Agreement”), which provides Mr. Towe with certain severance and change in control benefits upon the occurrence of one of the following events: (i) the termination of Mr. Towe’s employment by the Company without cause (a “Trigger Event”) or (ii) the termination of Mr. Towe’s employment by the Company without cause or Mr. Towe’s resignation for good reason within six months following a change in control event (a “Change in Control Trigger Event”). The termination of Mr. Towe’s employment due to his death or disability will in no event be considered a Trigger Event or Change in Control Trigger Event.

Pursuant to the terms of the Severance Agreement, subject to Mr. Towe’s delivery of a general release to the Company, Mr. Towe will be entitled to the following upon a Trigger Event or Change in Control Trigger Event: (i) cash payments either (a) in the event of a Trigger Event, at the rate of his annual base salary, or (b) in the event of a Change in Control Trigger Event, at twice the rate of his annual base salary, in each case as in effect immediately prior to the Trigger Event or Change in Control Trigger Event, as the case may be, for a period of 12 months (such period, the “Severance Period”), made as a series of separate payments that are payable in accordance with the Company’s standard payroll practices; (ii) a waiver of any remaining portion of Mr. Towe’s healthcare continuation payments under COBRA for the Severance Period, provided that he timely elects COBRA coverage and continues to make contributions for such coverage equal to his contribution amount in effect immediately preceding the date of his termination of employment; (iii) partial accelerated vesting of his previously granted stock options and restricted stock awards, such that (to the extent not already then vested) a portion of these awards shall vest and/or become exercisable, in each case on a pro-rated basis that takes into account the number of months elapsed since the date of grant as compared to the scheduled vesting date (provided that the terms of the Company’s equity compensation plans shall continue to govern acceleration of vesting in the event of a change of control as defined in such plan); (iv) any bonus that would have otherwise been payable to Mr. Towe for the calendar year prior to termination; and (v) if the Trigger Event or Change in Control Trigger Event occurs prior to January 1, 2024, payment of any remaining unpaid installment of Mr. Towe’s retention bonus.

As a condition to the Company’s obligations under the Severance Agreement, Mr. Towe is required to execute and deliver to the Company a restrictive covenants agreement, a form of which is attached to the Severance Agreement, containing covenants regarding confidentiality, assignment of inventions, non-competition and non-solicitation. These restrictive covenants shall be in effect during the Severance Period.

The foregoing descriptions of the Offer Letter and Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Offer Letter and Severance Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

On January 5, 2022, the Company and Mr. Towe also entered into an indemnification agreement, which is substantially similar to the form of indemnification agreement the Company has entered into with each of its other executive officers and directors, which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 24, 2019.

Item 8.01. Other Events.

On January 5, 2022, the Company issued a press release announcing the events described in Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter, dated January 5, 2022, between PowerFleet, Inc. and Steve Towe.
10.2	Severance Agreement, dated January 5, 2022, between PowerFleet, Inc. and Steve Towe.
99.1	Press release, dated January 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERFLEET, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Date: January 5, 2022